Third Amendment to Option Agreement

This Third Amendment is dated as of September 1, 2017

AMONG:

Sierra Pacific Industries, Inc.,
With an address at:
19794 Riverside Avenue, Anderson, CA 96007

(the "**Optionor**")

AND:

Rise Grass Valley, Inc.,
A Nevada corporation with an address at
Suite 448 – 1090 West Georgia Street, Vancouver, BC V6E 3V7

(the "**Optionee**").

WHEREAS:

A. The parties entered into a certain Option Agreement dated January 6, 2017.
B. The Option Agreement established a Closing Date of March 31, 2017.
C. On March 15, 2017, the parties executed the Amendment to Option Agreement ("First Amendment"), which amendment extended the Closing Date until June 30, 2017.
D. On June 7, 2017, the parties executed the Second Amendment to Option Agreement ("Second Amendment"), which amendment extended the Closing Date until September 30, 2017.
E. Through this Third Amendment, the parties intend to extend the Closing Date to June 30, 2018, and provide for a specific payment schedule of non-refundable payments to occur while the Optionee has access to the Property for drilling exploration core holes.

NOW THEREFORE, in consideration of the mutual promises contained herein and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Change of Closing Date.** Section 1.1 (b) shall be replaced with the following term:

   (b) "Closing Date" means June 30, 2018, or such other date as may be agreed upon by the parties;

2. **Exploration Activities.** Section 2.4 shall be added to the Option Agreement as follows:

   2.4 During the term of this Option Agreement, the Optionee shall be granted access to the Property to conduct exploration drilling operations. Optionee shall obtain any necessary government approvals to conduct exploration drilling and shall comply with all applicable laws. Optionee shall indemnify Optionor for any damages caused by its exploration drilling activities.

3. **Additional Deposit Amount.** In consideration for granting an extension to the Closing Date, the Optionee shall transfer the sum of $300,000 ("Third Additional Deposit") to Optionor by September 30, 2017. The Third Additional Deposit shall be non-refundable and shall be applied to the purchase price as set forth in Section 3.1 of the Option Agreement. Additional non-refundable deposits of $300,000 shall each be made on December 30, 2017 and March 30th, 2018, and a final payment of $400,000 shall be made on June 30, 2018, which all shall apply against the purchase price as set forth in Section 3.1 of the Option Agreement. If there is a material breach of Optionee's obligation to make any of the above additional payments, the Option Agreement shall terminate and Optionee shall not be obligated to make additional payments to Optionor.

4. **Entire Agreement.** This Third Amendment along with the Second Amendment First Amendment and the Option Agreement constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of an between the parties relating to the Property (as defined in the Option Agreement) and there are no representations, warranties, covenants or other agreements among the parties in connection with the subject matter hereof except as specifically set forth in this Third Amendment and in the Option Agreement.

IN WITNESS WHEREOF the parties have executed this Third Amendment as of the date first written above.

Sierra Pacific Industries Inc.

Per: ______________________
Name: MD Emmerson
Title: Chairman and CFO

Rise Grass Valley Inc.

Per: ______________________
Name: Benjamin Mossman
Title: CEO